Free Writing Prospectus (to Prospectus dated August 11, 2015)
Filed Pursuant to Rule 433
Registration Statement No. 333-205174

Be a Part of Oregon's Wine Future!


Eola-Amity Hills AVA



Walla Walla Valley AVA

Preferred Stock at an offering price of $4.15 per share earning a 5.3% annual dividend. The minimum subscription is $1,245 (300 shares). Share price will increase to $4.25 after September 30, 2015 (5.2% div.). Available to Oregon and Washington residents only.

To obtain more information regarding the winery and an investment, please call 503-588-9463 or visit **www.wvv.com/ownership.**

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.